 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2017

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

R&D Note Amendment

As previously reported, on March 21, 2016, in connection with the restructuring of the ownership and rights of Total Amyris BioSolutions B.V. (“TAB”), the joint venture between Amyris, Inc. (the “Company”) and Total Raffinage Chimie S.A., as assignee of Total Energies Nouvelles Activités USA (formerly known as Total Gas & Power USA, SAS) (“Total”), a commercial partner of the Company and an owner of greater than five percent of the Company’s outstanding common stock, the Company issued to Total a senior convertible note (the “R&D Note”) in the principal amount of $3.7 million. Subsequently, on February 27, 2017, the Company and Total entered into a first amendment to the R&D Note, pursuant to which the parties agreed to extend the maturity date of the R&D Note from March 1, 2017 to May 15, 2017. The restructuring of TAB and the issuance of the R&D Note were previously reported in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 24, 2016, and the first amendment to the R&D Note was previously reported in a Current Report on Form 8-K filed by the Company with the SEC on March 3, 2017, each of which is incorporated herein by reference.

On May 15, 2017, the Company and Total entered into a second amendment to the R&D Note (the “Second Amendment”). Pursuant to the Second Amendment, the parties agreed to extend the maturity date of the R&D Note (the “Maturity Date”) from May 15, 2017 to March 31, 2018. In addition, the parties agreed to increase the interest rate on the amounts outstanding under the R&D Note from 1.5% to 12.0%, beginning May 16, 2017, together with a corresponding increase to the default interest rate. Lastly, pursuant to the Second Amendment, accrued and unpaid interest on the amounts outstanding under the R&D Note will be payable on December 31, 2017 and the Maturity Date.

Letter Agreement

As previously reported, on July 29, 2015, the Company entered into a Maturity Treatment Agreement with Total and Maxwell (Mauritius) Pte Ltd (“Temasek”), pursuant to which Total and Temasek agreed to convert certain convertible promissory notes of the Company held by them (the “Remaining Notes”) into shares of the Company’s common stock in accordance with the terms of such Remaining Notes on or prior to maturity, provided that certain events of default had not occurred with respect to the applicable Remaining Notes prior to such maturity. The entry into the Maturity Treatment Agreement was previously reported in a Current Report on Form 8-K filed by the Company with the SEC on July 30, 2015, which is incorporated herein by reference.

On May 15, 2017, the Company entered into a letter agreement with Total, pursuant to which the Company and Total agreed that the Company’s 6.50% Convertible Senior Notes due 2019 held by Total, in an aggregate principal amount of $9.7 million, would no longer be subject to mandatory conversion by Total at or prior to the maturity of such Remaining Notes. Accordingly, the Company will be required to pay any portion of such Remaining Notes that remain outstanding at maturity in cash in accordance with the terms of such Remaining Notes.

Biolding Note Amendment

As previously reported, on February 12, 2016, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) for the sale of $18.0 million in aggregate principal amount of unsecured promissory notes (the “Notes”) and warrants to purchase 2,571,428 shares of the Company’s common stock at an exercise price of $0.01 per share (the “Warrants”) with certain purchasers, including Biolding Investment SA (“Biolding”), a fund affiliated with director HH Sheikh Abdullah bin Khalifa Al Thani, which purchased a Note in the principal amount of $2.0 million (the “Biolding Note”) and Warrants to purchase 285,714 shares of the Company’s common stock. The entry into the Purchase Agreement and the issuance of the Notes and Warrants were previously reported in a Current Report on Form 8-K filed by the Company with the SEC on February 19, 2016, which is incorporated herein by reference.

On May 15, 2017, the Company and Biolding entered into a first amendment to the Biolding Note (the “First Amendment”). Pursuant to the First Amendment, the parties agreed to extend the maturity date of the Biolding Note from May 15, 2017 to November 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: May 18, 2017	By:	/s/ Kathleen Valiasek
Kathleen Valiasek
Chief Financial Officer